                                  EXHIBIT 10.88

                         SENIOR SECURED PROMISSORY NOTE

$240,000                                                         July 31, 2001
                                                              New York, New York


         FOR VALUE RECEIVED, the undersigned, GLOBAL COMMUNICATIONS OF NY, INC. (the "Maker"), hereby promises to pay to THE MAJOR AUTOMOTIVE COMPANIES, INC. (together with its successors and assigns, the "Payee"), the principal sum of $240,000 Dollars, with interest on the unpaid balance hereof from the date hereof at a rate off twelve percent (12%) interest per annum (the "Interest Rate"). Principal and interest on the Note shall be payable in equal installments of Ten Thousand ($10,000) Dollars every month for five (5) months beginning thirty (30) days after the date hereof. Thereafter, principal and interest on the Note shall be payable in ten equal installments of Twenty Thousand ($20,000) Dollars and one installment of Thirteen Thousand One Hundred Seventy Two ($13,172) Dollars, as specified on EXHIBIT A attached hereto. The principal amount of this Note may be decreased by the Initial Exercise Price or the Final Exercise Price (as defined in the Stock Purchase Agreement), in a manner contemplated by the Stock Purchase Agreement.

         Both principal and interest shall be paid in lawful money of the United States of America to Payee at the Major Automotive Companies, Inc., 43-40 Northern Boulevard, Long Island City, NY 11101, or at such other address as Payee may designate by notice in writing to Maker, in immediately available funds.

         If any payment hereunder falls due on a Saturday, Sunday or legal holiday, it shall be payable on the next succeeding business day and such additional time shall be included in the computation of interest.

         This Note is issued pursuant to that certain Stock Purchase Agreement by and among the Maker, the Payee and ICS Globe, Inc., a Delaware corporation ("ICS"), of even date herewith (the "Stock Purchase Agreement"), a copy of which agreement is available for inspection at the Maker's principal office. Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Stock Purchase Agreement. Any transferee or transferees of this Note, by their acceptance hereof, assume the obligations of the Maker in the Stock Purchase Agreement with respect to the conditions and procedures for transfer of this Note. Reference to the Stock Purchase Agreement shall in no way impair the absolute and unconditional obligation of the Maker to pay both principal and interest hereon as provided herein. All capitalized terms not defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement.

         This Note is also referred to in, and entitled to the benefits of, and payment of this Note is secured by, certain collateral set forth in the security agreements between the

Maker and the Payee, and the Payee and ICS, of even date herewith (the "Security Agreements").

         In addition, this Note is subject to the terms of that certain Pledge Agreement of even date herewith by and between the Maker and the Payee (the "Pledge Agreement").

         1. Security. This Note is the direct obligation of the Maker and is secured by the Collateral (as such term is defined in the Security Agreement). The indebtedness evidenced by this Note and the payment of the principal thereof shall be Senior to, and have priority in right of payment over, any and all other indebtedness of the Maker, now outstanding or hereinafter incurred but shall rank pari passu with that certain Note between the Maker and the Payee dated March 27, 2001 in the principal amount of $1,778,802.80 Dollars. "Senior," as used herein, shall be deemed to mean that, in the event of any default in the payment of the obligations represented by this Note (after giving effect to "cure" provisions, if any) or of any liquidation, insolvency, bankruptcy, reorganization, or similar proceedings relating to the Maker, all sums payable on this Note shall first be paid in full, with interest, if any, before any payment is made upon any other indebtedness, now outstanding or hereinafter incurred, and, in any such event, any payment or distribution of any character which shall be made in respect of any other indebtedness of the Maker shall be paid over to the holder of this Note for application to the payment hereof, unless and until the obligations under this Note (which shall mean the principal and other obligations arising out of, premium, if any, interest on, and any costs and expenses payable under, this Note) shall have been paid and satisfied in full.

         2.  Events of Default.

         (a) Upon the occurrence of any of the following events (herein called "Events of Default") which shall have occurred and be continuing:

                  (i) the Maker shall default in the payment of principal or interest of this Note within five (5) calendar days when due; or

                  (ii) the Maker shall fail or neglect to perform, keep or observe any of the provisions of Sections 6.1 or 6.2 hereof and the same shall remain unremedied for a period ending on the first to occur of five (5) days after the Maker shall receive written notice of any such failure from the Payee or fifteen (15) days after the Maker shall become aware thereof; or

                  (iii) any representation or warranty contained in this Note, the Stock Purchase Agreement, the Security Agreements and the Pledge Agreement or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to the Payee by the Maker shall be untrue or incorrect in any material respect, as of the date when made or deemed made, and the same shall remain unremedied for a period ending on the first to occur of five (5) days after the Maker shall receive written notice of any such failure from the Payee or fifteen (15) days after the Maker shall become aware thereof; or

                  (iv) a default shall occur under any other agreement, document or instrument to which Maker is a party or by which the Maker's property is bound, including, without limitation, under this Note, the Stock Purchase Agreement and the Security Agreement and such default (a) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, demand, acceleration or otherwise) in respect of any Indebtedness (as hereinafter defined) in an aggregate amount exceeding $5,000, or (b) causes such Indebtedness or a portion thereof in an aggregate amount exceeding $5,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or

                  (v) (a) the Maker shall commence any proceeding or other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, receivership, dissolution, liquidation, winding-up, composition or any other relief under the Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or (b) the Maker shall admit the material allegations of any petition or pleading in connection with any such proceeding; or (c) the Maker applies for, or consents or acquiesces to, the appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial part of its property; or (4) the Maker makes a general assignment for the benefit of creditors; or

                  (vi) (a) commencement of any proceedings or in the taking of any other action against the Maker in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or (b) the appointment of a receiver, conservator, trustee or similar officer for the Maker or for all or substantially all of its property and the continuance of any of such events for sixty (60) days undismissed, unbonded or undisclosed; or (c) the issuance of a warrant of attachment, execution or similar process against any of the material assets of the Maker and the continuance of such event for sixty (60) days undismissed, unbonded and undischarged; or

                  (vii) any other event shall have occurred and be continuing, or other material suspension of the authority of the Maker to conduct business, which results or could result in a material adverse change in the financial condition, business, assets, affairs or operations of the Maker, taken as a whole; or

                  (viii) there shall occur a Change of Control in the Maker. "Change of Control" means any of the following (a) the sale, lease, conveyance or other disposition of all or substantially all of the Maker's assets as an entirety or substantially as an entirety or substantially as an entirety to any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in one or a series of transactions; (b) the approval by the stockholders of the Maker of any plan or proposal for the liquidation or dissolution of the Maker; (c) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such person, acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of common equity of the Maker; or

                  (xii) a judgment or judgments for the payment of money in excess of $25,000 in the aggregate shall be rendered against the Maker and the same shall not be (i) covered by insurance or (ii) vacated, stayed, bonded, paid or discharged within sixty (60) days of said judgment; or

                  (vii) any other event shall have occurred and be continuing, which results or could result in a material adverse change in the financial condition, business, assets, affairs or operations of the Maker, taken as a whole;

         then, and in any such event the holder of the Note may by written notice to the Maker declare the entire unpaid principal amount of the Note outstanding together with accrued interest thereon at a rate (the "Late Rate") equal to the lesser of (i) 24% per annum or (ii) the highest maximum rate permitted by law, due and payable, and the same shall, unless such default be cured within ten (10) days after such notice, forthwith become due and payable upon the expiration of such ten (10) day period, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived.

         (b) Non-Waiver and Other Remedies. No course of dealing or delay on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver thereof or otherwise prejudice the right of the holder of this Note. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

         4. Prepayment Provisions. (a) This Note may be prepaid, at the option of the Maker, at any time or from time to time, in each case on any date on or after the date of issuance and prior to maturity, at a redemption price of 100% of the principal amount of this Note, together with accrued interest through the date of prepayment ("Voluntary Prepayment"); provided, however, that this Note shall be prepaid ("Mandatory Prepayment") within one (1) business day of the consummation of a Financing Event (as defined herein) or in the event the Company consolidates, merges with or sells any of its respective assets to another corporation not in the ordinary course of business unless the other corporation controls, is under common control with or is controlled by such Company immediately prior to such consolidation, merger or asset sale in which event the Note shall remain outstanding as an obligation of the consolidated, surviving or acquiring corporation. "Financing Event" shall mean any (i) public or private offering of debt or equity securities or series of such offerings or
(ii) commercial bank, institutional or other financing, or series of such financings, consummated subsequent to the date hereof, regardless of the amount of aggregate gross proceeds thereof; provided, further, that it is expressly agreed that any such financing which, by its terms, permits the Company to use the proceeds thereof for general corporate purposes including, without limitation, (A) to retire all or a portion of the debt of the Company; (B) to pay trade payables; or (C) for working capital purposes shall constitute a "Financing Event."

         (b) If this Note is called for Voluntary Prepayment pursuant to subsection 4(a) of this Note, the Maker shall give written notice to the Payee not less than 1 nor more than 10 days prior to the date fixed for the prepayment thereof. Mandatory Prepayments shall occur simultaneously with the event causing the Mandatory Prepayment.

         Upon notice of any prepayment being given as provided in this subsection 4(b), the Maker covenant and agree that the Maker will prepay on the date therein fixed for prepayment the entire principal amount of this Note so as to be prepaid as specified in such notice as the principal amount thereof, together with interest accrued thereon to such date fixed for prepayment, plus the applicable premium, if any.

         (c) Upon any partial prepayment of this Note, upon presentation as herein provided, there shall be paid to the Payee the principal amount of the portion of this Note so to be prepaid together with the unpaid interest accrued in respect thereof, and either (i) this Note shall be surrendered by the holder, in which event the Maker shall execute and deliver to or on the order of such holder, at the expense of the Maker, a new Note for the principal amount of this Note remaining unpaid, dated as of the date to which interest has been paid on this Note surrendered, and registered in the name of the holder, or (ii) if the Payee and the Maker shall so determine, this Note need not be so surrendered, but may be made available to the Maker, at the place of payment specified herein, for notation thereon of the payment of the portion of the principal so paid, in which case the Maker shall make such notation and return the Note to or on the order of the Payee.

     5. Principal Obligation. No provision of this Note shall alter or impair the obligation of the Maker, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rates, and in the currency herein prescribed.

     6. Affirmative Covenants. The Maker covenants and agrees that, while any amounts under this Note are outstanding, it shall:

                  (a) Perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each material agreement to which it is a party. The Maker shall not terminate or modify in any manner adverse to any such party any provision of any such material agreement to which it is a party except in the ordinary course of business, consistent with past practice;

                  (b) (i) do all things necessary to preserve and keep in full force and effect its corporate existence, including, without limitation, all licenses or similar qualifications required by them to engage in their business in all jurisdictions in which they are at the time so engaged; and continue to engage in business of the same general type as conducted as of the date hereof; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (iii) at all times maintain, preserve and protect all of its trademarks and tradenames (if any), and preserve all the remainder of its material property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times. The Maker shall give written notice to the Payee prior to the Maker's ceasing to conduct business in any country or state;

                  (c) Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, which, if unpaid, might reasonably be expected to give rise to liens or charges upon such properties or any part thereof, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Maker has maintained adequate reserves with respect thereto in accordance with GAAP;

                  (d) Comply in all material respects with all federal, state and local laws and regulations, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements applicable to it (collectively, "Requirements") of all governmental bodies, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials or officers which are applicable to the Maker or any of its properties, except where the failure to so comply would not have a material effect on the Maker or any of its properties; provided, however, that nothing provided herein shall prevent the Maker from contesting the validity or the application of any Requirements;

                  (e) Keep proper records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP; and

                  (f) Notify the Payee in writing, promptly upon learning thereof, of any litigation or administrative proceeding commenced or threatened against the Maker; and

     7. Negative Covenants. The Maker covenants and agrees that while any amount of this Note is outstanding it will not directly or indirectly:

                  (a) Incur, create, assume or permit to exist any lien on any of its properties or assets, whether owned at the date hereof or hereafter acquired, or assign or convey any rights to or security interest in any future revenues, except expressly subordinate to the lien being created under this Note;

                  (b) Declare or pay, directly and indirectly, any dividends or make any distributions, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of its capital stock (including without limitation any preferred stock) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose;

                  (c) Consolidate with or merge into any other person, or sell, lease, transfer or assign to any persons or otherwise dispose of (whether in one transaction or a related series of transactions) 1% or more of its consolidated properties or assets (whether now owned or hereafter acquired), or permit another person to merge into it, except as contemplated herein;

                  (d) Own, purchase or acquire any stock, obligations, assets or securities of, or any interest in, or make any capital contribution or loan or advance of money, credit or property to, any other person, or make any other investments, except that the Maker may own, purchase or acquire (i) existing subsidiaries or subsidiaries formed for the purposes of facilitating acquisitions or carrying out the ordinary business of the Maker subject to
Section 7.1(l); (ii) certificates of deposits of any commercial banks registered to do business in any state of the United States having capital and surplus in excess of $50,000,000; (iii) readily marketable, direct obligations of the United States government or any agency thereof which are backed by the full faith and credit of the United States; and (iv) investments in prime commercial paper; provided, however, that in each case mentioned in (ii), (iii) or (iv) above, such obligations shall mature not more than 180 days from the date of acquisition thereof;

                  (e) Sell, transfer, discount or otherwise dispose of any claim or debt owing to it, including, without limitation, any notes, accounts receivable or other rights to receive payment, except for reasonable consideration and in the ordinary course of business;

                  (f) (i) Engage in any transaction in connection with which the Maker could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Tax Code; (ii) terminate any pension plan in a "distress termination" under Section 4041 of ERISA; or (iii) fail to make payment when due of all amounts which, under the provisions of any employee or pension plan, the Maker or any ERISA affiliate are required to pay as contributions thereto, or, with respect to any pension plan, permit to exist any material "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Tax Code), whether or not waived, with respect thereto;

         (g) Enter into any transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) or series of transactions with any affiliate of the Maker on terms that are less favorable to the Maker, as the case may be, than those which might be obtained at the time of such transactions from a person that is not such an affiliate;

                  (h) Incur, create, assume or permit to exist any Indebtedness, unless expressly subordinate to this Note, (as hereinafter defined) other than
(i) Indebtedness existing on the date hereof, but not the extension, renewal or refinancing of Indebtedness in excess of the currently remaining principal amount(s) thereof and accrued interest thereon and (ii) Indebtedness incurred under this Note. "Indebtedness" shall mean (a) all obligations for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations upon which interest charges are customarily paid, (d) all obligations for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue, (e) all obligations under conditional sale or other title retention agreements relating to purchased property (other than capital stock), (f) all obligations with respect to interest rate or currency protection agreements, (g) all obligations as an account party under any letter of credit or in respect of bankers' acceptances, (h) all Indebtedness of any third party secured by property or assets of the Maker (regardless of whether or not the Maker is liable for repayment of such Indebtedness) and (i) all guarantees of such person, other than as permitted under Section 7(b) hereof.

                  8. Required Consent. The Maker may not modify any of the terms of this Note without the prior written consent of the holder of this Note.

                  9. Lost Documents. Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the Maker of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Maker will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of this Note.

                  10.  Miscellaneous.

                  (a) Parties in Interest. All covenants, agreements and undertakings in this Note by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto whether so expressed or not.

                  (b) Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by overnight courier service to the addresses stated in the Stock Purchase Agreement, or such other address as any party hereto designates by written notice to the Maker, and shall be deemed to have been given upon delivery, if delivered personally, three business days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service.

                  (c) Construction. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York applicable to contracts made and to be performed wholly within such State. Maker and Payee irrevocably consent and agree to the exclusive jurisdiction of the Courts of the Sate of New York located in the City of New York in any action or proceeding arising out of or connected with this Note or any claim or controversy hereunder.

                  (d) Waiver of Jury Trial. The Maker hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Note or the transaction contemplated hereby.

         IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed on the date first above written.

                              GLOBAL COMMUNICATIONS OF NY, INC.



                              By:
                                    Kimberly Peacock, Chief Executive Officer

                                    EXHIBIT A

                         Senior Secured Promissory Note

 TERMS

 $240,000 at 12.0% with $10,000 repaid per month for 5 months and $20,000 per month, thereafter

             Interest rate =               12.0%

 Month #      Bal Beg Month          Payment          Bal End Month
 -------      -------------          -------          -------------
       1      $     240,000                           $   242,400
       2            242,400          $10,000              234,724
       3            234,724           10,000              226,971
       4            226,971           10,000              219,141
       5            219,141           10,000              211,232
       6            211,232           10,000              203,245
       7            203,245           20,000              185,077
       8            185,077           20,000              166,728
       9            166,728           20,000              148,195
      10            148,195           20,000              129,477
      11            129,477           20,000              110,572
      12            110,572           20,000               91,478
      13             91,478           20,000               72,192
      14             72,192           20,000               52,714
      15             52,714           20,000               33,041
      16             33,041           20,000               13,172
                                      13,172                   (0)
                                    --------
      17             13,172

        Total Payments              $263,172
                                    ========